                                                                    Exhibit 99.1

                                                              (LIGHTBRIDGE LOGO)

    Lightbridge Announces Fourth Quarter and Year End 2004 Financial Results

         -        REVENUE EXCEEDS GUIDANCE FOR THE FOURTH QUARTER

         - RECORD REVENUE FOR AUTHORIZE.NET OF $9.9M -- UP 26% OVER PRIOR YEAR, 12% SEQUENTIALLY

         -        CASH BALANCE, EXCLUDING MERCHANT RESERVES, UP 10% OVER THIRD
                  QUARTER

BURLINGTON, MA - JANUARY 27, 2005 - Lightbridge, Inc. (NASDAQ: LTBG), a leading analytics, decisioning and e-commerce company, today reported financial results for the fourth quarter and full year 2004.

Revenues for the fourth quarter of 2004 were $32.5 million versus $30.7 million for the fourth quarter of 2003, an increase of 6%. The increase is due to the inclusion of Authorize.Net revenues in this quarter's results, partially offset by lower revenue from AT&T Wireless Services, Inc., Lightbridge's exit from certain products lines and lower prices in 2004. Authorize.Net revenue for the fourth quarter of 2004 was a record $9.9 million, an increase of 26% over the $7.8 million reported in the fourth quarter of 2003 by InfoSpace, Inc., its former owner. Lightbridge acquired Authorize.Net on March 31, 2004.

The Company reported a net loss of $9.0 million, or ($0.34) per diluted share during the fourth quarter of 2004, versus net income of $884,000, or $0.03 per diluted share, for the comparable period of 2003. The results for the fourth quarter of 2004 included restructuring charges of $1.7 million, a non-cash intangible asset impairment charge of $2.3 million and a $7.4 million non-cash charge related to an increase in the Company's valuation allowance against its deferred tax assets. These charges were partially offset by a $2.7 million gain related to the sale of the Company's Fraud Centurion product line in the fourth quarter of 2004.

For the full year ended December 31, 2004, the Company reported revenues of $133.1 million, an increase of 11% compared to $120.0 million for the year ended December 31, 2003, due primarily to the inclusion of Authorize.Net revenues for the last three quarters of 2004, partially offset by decreased revenue as detailed above. Authorize.Net revenue increased 27% for the full year 2004 to a record $35.2 million compared to $27.8 million for the full year of 2003, as reported by InfoSpace, Inc., its former owner. The Company reported a net loss of $13.5 million, or ($0.51) per diluted share for the full year of 2004 versus a net loss of $1.4 million, or ($0.05) per diluted share for the full year of 2003.

Reflecting the Company's reorganization efforts during 2004, the Company has changed its previously reported operating segments. Beginning in the fourth quarter of 2004, the Company will report its financial results in four distinct operating segments. The operating segments are as follows:

         - Telecom Decisioning Services (TDS) -- This segment provides wireless subscriber qualification, risk assessment, fraud screening, consulting services and call center services to telecom and other companies.

         - Payment Processing Services (Payment Processing) -- This segment offers a transaction processing system, under the Authorize.Net(R) brand, that allows businesses to authorize, settle and manage credit card, electronic check and other electronic payment transactions online.

         - Intelligent Network Solutions (INS) -- This segment provides wireless carriers with a real-time rating engine for voice, data and IN services for prepaid subscribers as well as postpaid charging functionality and telecom calling card services.

         - Instant Conferencing Services (Instant Conferencing) -- This segment provides managed instant conferencing services through its Lightbridge(R) GroupTalk(TM) product.

"Our fourth quarter 2004 results demonstrate that we are focused on clear priorities and are making the necessary changes to gain operating efficiencies, increase productivity and manage our costs. In the quarter, we realized the benefits of the cost reduction efforts we initiated earlier in the year," said Bob Donahue, president and chief executive officer of Lightbridge, Inc. "In addition to controlling expenses, and adjusting for the decline in funds due to merchants, we were able to increase our cash and short-term investment balance by $4.3 million. The increase also reflects proceeds of $2.4 million from the sale of the Fraud Centurion product line. We will continue to manage our business with a high degree of urgency, staying focused on key opportunities for future growth and increased shareholder value."

Mr. Donahue continued, "Once again we were delighted with Authorize.Net's strong performance. That business exceeded revenue targets, announced new product enhancements and partnerships during the quarter, and had a healthy increase in net new merchant adds. In addition to the positive news at Authorize.Net, Lightbridge recently signed a multi-million dollar deal to deploy its Intelligent Network Solution, PrePay IN, at one of the largest and fastest growing carriers in Southern Asia."

SELECT RECENT HIGHLIGHTS

         - Authorize.Net - Notable achievements in the fourth quarter include:

                  o Surpassing 1 million transactions in a 24 hour period,

                  o Integration of the Authorize.Net payment gateway to Mercantec's PowerCommerce(R) 2005,

                  o        Certification of Authorize.Net's Internet Protocol
                           (IP) payment gateway on Lynk's processing platform, and

                  o Announcement of Authorize.Net's electronic check payment service enhancements which allow merchants to process eCheck transactions more efficiently.

         - Restructuring - Lightbridge reduced its workforce by about 36 positions on December 16, 2004 and made decisions to cut overhead spending resulting from the lower revenue expectations in the TDS business due to the acquisition of AT&T Wireless Services, Inc. by Cingular LLC. Excluding the Company's call center workforce, this restructuring represented a 9 percent employee reduction. These combined actions are expected to reduce expenses approximately $4.2 million on an annual basis or about $1.0 million per quarter beginning in the first quarter of 2005.

         - In January 2005, Bob Donahue was appointed President and CEO by the Company's Board of Directors.

CASH AND SHORT-TERM INVESTMENTS

At December 31, 2004, Lightbridge's cash and short-term investments position was $52.2 million, compared to $49.5 million at September 30, 2004. This includes funds due to merchants of $5.6 million compared to $7.2 million at the end of the third quarter of 2004.

COMPANY PERFORMANCE VERSUS PREVIOUS GUIDANCE - FOURTH QUARTER 2004

Lightbridge's revenue of $32.5 million was above the Company's previously issued guidance of $30 to $32 million for the fourth quarter of 2004. The Company's previous guidance included revenue expectations for Payment Processing of $9.2 to $9.5 million with actual results for this business reported at $9.9 million.

Lightbridge's loss per share of ($0.34) is greater than its previously issued guidance of a loss per share range of ($0.07) to ($0.13) for the fourth quarter of 2004 due principally to the intangible asset impairment charge and the deferred tax valuation allowance described above.

COMPANY GUIDANCE - FIRST QUARTER 2005

Lightbridge estimates total revenue will be in the range of $27 to $29.5 million for the first quarter 2005 with Authorize.Net expected to contribute in the range of $9.6 to $10.2 million. Loss per share is expected to be between ($0.10) to ($0.16) for the first quarter of 2005.

These expected results reflect lower revenue in TDS due to the acquisition of AT&T Wireless Services, Inc. by Cingular LLC. Lightbridge anticipates Instant Conferencing to generate no revenue in Q1. In addition, the Company expects to spend approximately $1.3 million for development related to the multi-million dollar PrePay IN deal mentioned above, which we expect to be offset by revenues to be recognized in future quarters.

The above targets represent the Company's guidance as of the date of this release.

CONFERENCE CALL INFORMATION

Lightbridge will conduct a conference call today, Thursday, January 27, 2005 at 5:00 pm (ET) to discuss the information contained in this news release. Investors wishing to listen to a webcast of the conference call should link to the "Investor Relations" section of www.lightbridge.com at least 15 minutes prior to the broadcast and follow the instructions provided to assure the necessary audio applications are downloaded and installed. The call will be available online at the Company's website for one week. The call can also be accessed live over the phone by dialing 888-802-8576 or for international callers by dialing 973-935-8515. The replay will be available one hour after the call and can be accessed by dialing 877-519-4471 or for international callers by dialing 973-341-3080. The passcode number is 5511058. The replay will be available until February 10, 2005.

ABOUT LIGHTBRIDGE

Lightbridge, Inc. (NASDAQ:LTBG) is a leading analytics, decisioning and e-commerce company that businesses trust to manage customer transactions. Lightbridge adds value to fraud screening, credit qualification, payment authorization, billing, and enhanced voice services. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com or call 800-LIGHTBR.

                                       ###

CONTACTS:
LYNN RICCI

Investor & Media Relations
Lightbridge, Inc.
781/359-4854

lricci@lightbridge.com

Note to Editors: LIGHTBRIDGE, AUTHORIZE.NET and FRAUD CENTURION are registered trademarks and GROUPTALK and the Lightbridge logo are trademarks of Lightbridge, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release that are not historical facts, including, without limitation, those relating to the growth opportunities for the Company, the Company's focus, objectives, goals, plans and strategies for the future including, without limitation, the objectives of focusing on opportunities for future growth, gaining operating efficiencies, increasing productivity, managing costs and increasing shareholder value, and the first quarter of 2005 financial guidance are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company's revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry, payment processing industry, and other markets in which the Company does business that may affect both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunications and payment processing industry, (v) uncertainties about the Company's ability to execute on, and about the impact on the Company's business and operations of, its objectives, plans or strategies as a result of potential technological, market or competitive factors, or the acquisition of Authorize.Net, (vi) the impact of restructuring and other charges on the Company's business and operations, (vii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the acquisition of Authorize.Net, (viii) the industry risks associated with Authorize.Net's business and operations including, without limitation, illegal or improper uses of Authorize.Net's payment system, unauthorized intrusions and attacks on Authorize.Net's payment system that may impair the operation of its payment systems, changes in or failures to comply with credit card association rules, governmental regulation and the application of existing laws to Authorize.Net's business and dependence on relationships with third party payment processors, (ix) potential state, federal and international regulation of voice conferencing and related compliance and operating costs, regulatory assessments and potential suspensions of service pending compliance with such regulation and (x) the factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission including, without limitation, its 2003 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements.

LIGHTBRIDGE, INC. AND SUBSIDIARIES
UNAUDITED, CONDENSED, CONSOLIDATED INCOME STATEMENT

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 QUARTER ENDED                            YEAR ENDED
                                                  --------------------------------------------    ----------------------------
                                                  DECEMBER 31,    SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                     2004             2004            2003            2004           2003
                                                  ------------    -------------    -----------    ------------    ------------
Revenues                                           $  32,472       $  34,273       $  30,690       $ 133,055       $ 119,978

Cost of revenues                                      16,592          17,459          16,357          67,600          61,949
                                                   ---------       ---------       ---------       ---------       ---------
Gross profit                                          15,880          16,814          14,333          65,455          58,029
                                                   ---------       ---------       ---------       ---------       ---------
Operating expenses:
Engineering and development costs                      6,881           7,681           6,996          28,807          28,426
Sales and marketing                                    5,291           6,601           3,318          22,452          14,239
General and administrative                             3,698           4,402           3,633          15,894          14,143
Purchased in-process research and development             --              --              --             679              --
Impairment of intangible assets                        2,263              --              --           2,263              --
Restructuring costs                                    1,722           2,105              92           4,346           5,079
Gain on sale of Fraud Centurion assets                (2,673)             --              --          (2,673)             --
                                                   ---------       ---------       ---------       ---------       ---------
Total operating expenses                              17,182          20,789          14,039          71,768          61,887

Income (loss) from operations                         (1,302)         (3,975)            294          (6,313)         (3,858)
                                                   ---------       ---------       ---------       ---------       ---------
Other income, net                                        212             193             396           1,185           1,778
Equity in loss on partnership investment                  --              --              --              --            (471)
                                                   ---------       ---------       ---------       ---------       ---------
Income (loss) before taxes                            (1,090)         (3,782)            690          (5,128)         (2,551)

Provision (benefit) for income taxes                   7,921             518            (194)          8,351          (1,102)
                                                   ---------       ---------       ---------       ---------       ---------
Net income (loss)                                  $  (9,011)      $  (4,300)      $     884       $ (13,479)      $  (1,449)
                                                   =========       =========       =========       =========       =========

Diluted weighted average shares                       26,504          26,482          27,406          26,643          27,015
                                                   =========       =========       =========       =========       =========
Diluted earnings (loss) per share                  $   (0.34)      $   (0.16)      $    0.03       $   (0.51)      $   (0.05)
                                                   ---------       ---------       ---------       ---------       ---------

LIGHTBRIDGE, INC. AND SUBSIDIARIES
UNAUDITED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS, EXCEPT PERCENTAGE AMOUNTS)

                                                 QUARTER ENDED                           YEAR ENDED
                                ----------------------------------------------    ----------------------------
                                DECEMBER 31,     SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                   2004              2004             2003            2004             2003
                                ------------     -------------    ------------    ------------    ------------
Revenues:
   TDS                           $  19,279        $  21,570        $  25,820       $  88,297        $  99,023
   Payment Processing                9,859            8,839               --          26,836               --
   INS                               3,334            3,864            4,870          17,540           20,955
   Instant Conferencing                 --               --               --             382               --
                                 ---------        ---------        ---------       ---------        ---------
   Total revenues                $  32,472        $  34,273        $  30,690       $ 133,055        $ 119,978
                                 =========        =========        =========       =========        =========

Gross Profit (Loss):
   TDS                           $   7,242        $   8,952        $  11,938       $  37,291        $  46,399
   Payment Processing                7,452            6,200               --          19,597               --
   INS                               1,542            1,703            2,395           8,792           11,630
   Instant Conferencing               (356)             (41)              --            (225)              --
                                 ---------        ---------        ---------       ---------        ---------
   Total gross profit (loss)     $  15,880        $  16,814        $  14,333       $  65,455        $  58,029
                                 =========        =========        =========       =========        =========

Gross Profit (Loss) %:
   TDS                                37.6%            41.5%            46.2%           42.2%            46.9%
   Payment Processing                 75.6%            70.1%             N/A            73.0%             N/A
   INS                                46.3%            44.1%            49.2%           50.1%            55.5%
   Instant Conferencing                N/A              N/A              N/A           -58.9%             N/A
                                 ---------        ---------        ---------       ---------        ---------
   Total gross profit (loss) %        48.9%            49.1%            46.7%           49.2%            48.4%
                                 ---------        ---------        ---------       ---------        ---------

LIGHTBRIDGE, INC. AND SUBSIDIARIES
UNAUDITED, CONDENSED, CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

                                               DECEMBER 31,    SEPTEMBER 30,    DECEMBER 31,
                                                   2004            2004            2003
                                               ------------    -------------    ------------
ASSETS

Current assets:
   Cash and cash equivalents                    $  39,636       $  41,002       $  69,685
   Short-term investments                          12,589           8,517          63,803
                                                ---------       ---------       ---------
      Total cash and short term investments        52,225          49,519         133,488

   Accounts receivable, net                        18,940          19,717          20,071
   Deferred tax assets                                 --           3,388           3,267
   Other current assets                             3,238           2,978           4,158
                                                ---------       ---------       ---------
      Total current assets                         74,403          75,602         160,984

Property and equipment, net                        13,752          13,943           9,408
Deferred tax assets                                    --           4,025           4,553
Other assets, net                                     336             510             362
Goodwill                                           57,628          59,293           1,664
Intangible assets, net                             21,247          22,617             865
Assets held for sale                                   --             250              --
                                                ---------       ---------       ---------
      Total assets                              $ 167,366       $ 176,240       $ 177,836
                                                =========       =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities     $  16,364       $  14,507       $  15,205
   Deferred revenues                                3,681           3,630           5,461
   Funds due to merchants                           5,558           7,164              --
   Reserve for restructuring                        3,383           3,484           2,634
   Liabilities held for sale                           --             407              --
                                                ---------       ---------       ---------
      Total current liabilities                    28,986          29,192          23,300
   Long-term liabilities                              787             401              33
                                                ---------       ---------       ---------
      Total liabilities                            29,773          29,593          23,333
                                                ---------       ---------       ---------
Commitments and contingencies

Stockholders' equity:
   Common stock                                       299             299             298
   Additional paid-in capital                     167,466         167,397         166,882
   Warrants                                           206             206             206
   Currency Translation                              (184)            (73)             --
   Retained earnings                               (9,407)           (396)          4,072
                                                ---------       ---------       ---------
      Total                                       158,380         167,434         171,458
   Less: treasury stock, at cost                  (20,787)        (20,787)        (16,955)
                                                ---------       ---------       ---------
      Total stockholders' equity                  137,593         146,647         154,503
                                                ---------       ---------       ---------
         Total liabilities and
         stockholders' equity                   $ 167,366       $ 176,240       $ 177,836
                                                =========       =========       =========